Sub-Item 77E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities
(collectively, "Federated")
have been named as
defendants in several
lawsuits, that were
consolidated into
a single action in
the United States
District Court for
the Western District
of Pennsylvania,
alleging excessive
advisory fees involving
one of the
Federated-sponsored
mutualfunds.
Without admitting the
validity of any claim,
Federated reached a
final settlement
with the Plaintiffs
in these cases in
April 2011.